Exhibit 3.30

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
IMAGING DIAGNOSTIC SYSTEMS, INC.
In accordance with shareholder's approval of a unanimous Board of Directors resolution dated July 3, 2013 to amend the Company's Articles of Incorporation to increase the number of authorized shares of the Company's common stock, no par value, from 10,000,000,000 to 20,000,000,000 duly executed by a majority of the voting equity of the Corporation by written consent in lieu of a stockholder meeting pursuant to the laws of the State of Florida with the same force and effect as if such actions had been duly taken at a meeting of the stockholders of the Corporation duly called and convened for such purpose on the date first set forth above, with a full quorum present and acting throughout, the Company's Articles of Incorporation are hereby Amended as follows:

ARTICLE III CAPITAL STOCK

The maximum number of shares of capital stock that this corporation is authorized to have outstanding at any one time is 20,002,000,000 (TWENTY BILLION TWO MILLION) shares, no par value.  The 20,002,000,000 shares of no par value capital stock of the Corporation shall be designated as follows:

•	20,000,000,000 common shares

•	2,000,000 Preferred Shares, the rights, and preferences of which are to be designated by the Company's Board of Directors.

Except as amended above, the remainder of the Company's Articles of Incorporation shall remain unchanged, and are hereby ratified and confirmed.

The foregoing Amendment to the Articles of Incorporation was duly adopted on July 3, 2013 by a majority of the voting equity of the Corporation by written consent in lieu of a stockholder meeting, 129 Preferred Shares being outstanding, and approved by a sufficient number of votes pursuant to the Florida Statutes.

ATTESTED TO:	IMAGING DIAGNOSTIC SYSTEMS, INC.

By: /s/ Michael Addley	Name: /s/ Linda B. Grable
Linda B. Grable
Title: Chief Executive Officer & Chairman of the Board

By: /s/ Gregg Rodes	Name: /s/ Allan. L. Schwartz
Allan L. Schwartz
Title: Executive Vice president, Chief Financial Officer & Director